Exhibit 99.1

Transphorm Announces Preliminary First Quarter 2021 Results with Record Product Revenue Driven by Increased GaN Adoption

- Achieves Shipment Milestone of Cumulative Over 1 Million GaN Power Devices, as Quarterly Unit Volume Increases 100% Sequentially

GOLETA, Calif.—May 6, 2021—Transphorm, Inc. (OTCQB: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products, announced today preliminary results for the first quarter ended March 31, 2021 (“Q1 2021”). Transphorm expects revenue for the quarter to be approximately $2.4 million, which would represent sequential growth of approximately 20%.

Commenting on the announcement, Transphorm’s President and Co-founder, Primit Parikh, stated, “We are pleased to report strong preliminary first quarter revenue, driven by increased adoption of our GaN power device products for fast chargers/adapters to crypto-mining power to gaming and data-center applications. We also achieved a key milestone of shipping more than 1 million GaN devices that address power ranges from 45W to 10kW, which is an industry first. The doubling of our volume shipments from the third quarter to the fourth quarter of 2020, and then doubling shipments again sequentially in the first quarter of 2021 demonstrates customers’ growing recognition of the differentiating performance and reliability of Transphorm’s GaN power devices as well as our robust supply chain capabilities.”

Additionally, the Company expects GAAP operating expenses to increase by approximately 10% sequentially from the fourth quarter of 2020.

Change of Fiscal Year
Following the approval by its board of directors, Transphorm completed the change of its fiscal year end from December 31 to March 31 as part of the Company’s preparations for a planned uplist to the Nasdaq Capital Market.

The preliminary revenue and operating expense estimates are based on management’s initial review of operations for the three months ended March 31, 2021, and are subject to the completion of the Company's annual audit by its independent registered public accounting firm. As such, these results are subject to potential revision until the Company files its Form 10-KT for the year ending March 31, 2021.

Business Update Call
The Company plans to host a business update call on Tuesday, May 18, 2021. The scheduled time and access information for the conference call will be published in advance of the event.

TGAN Technology Enabling the Market
Transphorm’s patented GaN platform differs from competitive solutions in ways that are crucial to power conversion application performance requirements – from 45W fast chargers/adapters to 1-4 kW gaming, datacenter server and crypto-mining power supplies to higher power industrial, UPS and automotive converter/inverter applications. Transphorm is one of the few high voltage GaN manufacturers that is vertically integrated, thereby controlling the innovation and advancement of the FET design itself, the epitaxial starting material, and the manufacturing process. This has led to:

•    Over 1 million parts shipped, including low to higher power range: Transphorm has now shipped over 1 million GaN parts comprised of a blend of its Gen2, Gen3, SuperGaN® Gen4 platforms and including multi-kilowatt large area devices (one large higher power device is equivalent to about 7 lower power sub-100W devices).
•    High volume reproducibility: Transphorm’s proprietary manufacturing process delivers high volume yields matching silicon yields in the same wafer foundry.
•    Best-in-class Quality + Reliability: Over 13 billion hours of field reliability data on Transphorm’s FETs has yielded a FIT rate of < 0.5—meaning less than 0.5 part per billion hours fails in field applications. This data is from devices supporting power levels through several kilowatts.

About Transphorm
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ Transphorm.

Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company’s technology and product offerings, industry acceptance of GaN technology, and the Company’s pipeline and future anticipated growth. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks related to Transphorm’s operations, such as additional financing requirements and access to capital; competition; the ability of Transphorm to protect its intellectual property rights; and other risks set forth in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com